Exhibit 99.1

Denali Therapeutics Reports First Quarter 2018 Financial Results

May 11, 2018

SOUTH SAN FRANCISCO, Calif., May 11, 2018 – Denali Therapeutics Inc. (NASDAQ: DNLI), a biopharmaceutical company developing a broad portfolio of therapeutic candidates for neurodegenerative diseases, today reported financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Financial Results

For the three months ended March 31, 2018, Denali reported a net loss of $23.7 million, compared with a net loss for the three months ended March 31, 2017 of $21.3 million.

Collaboration Revenue was $0.6 million for the three months ended March 31, 2018, with no revenue recognized for the three months ended March 31, 2017. The increase was due to revenue recognized under the Option and Collaboration Agreement with Takeda Pharmaceutical Company Limited, which was entered into in January 2018.

Total research and development expenses were $20.8 million for the three months ended March 31, 2018 compared to $18.5 million for the three months ended March 31, 2017, including non-cash stock-based compensation of $1.7 million and $0.5 million in the first quarter of 2018 and 2017, respectively. The increase in total research and development expenses of $2.3 million was primarily attributable to an increase in personnel related expenses, including stock-based compensation, and an increase in lab consumable costs and facilities related expenses. The main drivers of these increases are an increase in research and development headcount and the increased value of Denali’s common stock.

General and administrative expenses were $5.6 million for the three months ended March 31, 2018 compared to $3.3 million for the three months ended March 31, 2017, including non-cash stock-based compensation of $1.2 million and $0.2 million in the first quarter of 2018 and 2017, respectively. The increase in total general and administrative expenses of $2.3 million was primarily attributable to an increase in personnel related expenses, including stock-based compensation, and an increase in legal and professional service expenses. The main drivers of these increases are an increase in general and administrative headcount and the increased value of Denali’s common stock, as well as the increased professional services required as a public company.

Cash, cash equivalents, and marketable securities were $592.8 million as of March 31, 2018, compared to $467.0 million as of December 31, 2017. The increase of $125.8 million was primarily attributable to $155.0 million in cash received related to the Option and Collaboration Agreement and Stock Purchase Agreement with Takeda.

About Denali Therapeutics

Denali is a biopharmaceutical company developing a broad portfolio of therapeutic candidates for neurodegenerative diseases. Denali pursues new treatments by rigorously assessing genetically validated targets, engineering delivery across the blood-brain barrier and guiding development with biomarker monitoring to demonstrate target engagement and select patients. Denali is based in South San Francisco. For additional information, please visit www.denalitherapeutics.com.

Denali Therapeutics Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017
Collaboration revenue	$641	$—
Operating expenses:
Research and development	20,819	18,470
General and administrative	5,570	3,274

Total operating expenses	26,389	21,744

Loss from operations	(25,748)	(21,744)
Interest income, net	2,070	424

Net loss	$(23,678)	$(21,320)

Net loss per share, basic and diluted	$(0.26)	$(2.36)

Weighted average number of shares outstanding, basic and diluted	89,560,576	9,017,425

Denali Therapeutics Inc.

Condensed Consolidated Balance Sheet Data

(Unaudited)

(In thousands)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$44,001	$218,375
Short-term marketable securities	329,401	187,851
Prepaid expenses and other current assets	4,020	3,381

Total current assets	377,422	409,607

Long-term marketable securities	219,406	60,750
Property and equipment, net	14,860	14,923
Other non-current assets	2,265	1,441

Total assets	$613,953	$486,721

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,377	$2,716
Accrued liabilities	4,425	5,364
Accrued compensation	1,994	5,166
Contract Liability	8,434	—
Deferred rent	874	855
Other current liabilities	63	63

Total current liabilities	17,167	14,164
Contract liability, less current portion	51,519	—
Deferred rent, less current portion	6,051	6,294
Other non-current liabilities	188	467

Total liabilities	74,925	20,925
Total stockholders’ equity	539,028	465,796

Total liabilities and stockholders’ equity	$613,953	$486,721